UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Leap Wireless International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following materials were sent to certain employees of Leap Wireless International on September 9, 2013.

As an employee at the director level or above, you are a critical business leader for the company and we need your talents and leadership now more than ever.

We realize that the recent announcement of the proposed transaction with AT&T may have created uncertainty for some of you. To help you better understand how the proposed transaction may affect your total compensation, we’ve created a personalized statement that estimates the value of certain compensation and benefits that may be provided to you prior to, following or in connection with the proposed transaction.

•	The section at the top of the statement summarizes estimated cash payments you may be eligible to receive at the closing of the proposed transaction, including payments with respect to (1) unvested equity holdings (stock options, restricted or deferred stock units and deferred cash units) and (2) unvested cash long term incentive (CLTIP) payments owed to you for prior years if you held a position below the director level in the past two years.

•	The section in the middle estimates bonus amounts that you may be eligible to receive prior to or following the closing. This includes the annual bonus payment you may earn under the 2013 non-sales bonus plan or 2013 sale bonus plan, which is represented on the statement as the target amount of your award. The actual payment that you receive will be determined on the company’s performance against our financial and operational goals and your personal performance against your goals and MBOs. In addition, if you were eligible to participate in the most current refresh cycle, we’ve shown the value of the performance-based cash award you received at target. Lastly, if you have any outstanding retention or other special awards, we’ve shown those values that you are eligible to earn.

•	Finally, we have illustrated the value of certain other severance benefits. AT&T has indicated that they have not made any decisions as to how they will structure operations going forward – and to extent that there is overlap in functions, they expect redundant positions will be handled largely through normal attrition. However, in the event that you were subject to a “Qualifying Termination” within one year of the closing of the transaction, you would be eligible to receive a cash severance benefit in the amount set forth in your severance benefits agreement or Cricket’s Severance Policy.

As it indicates, the statement is a high-level summary of compensation and benefits that may be payable or provided to you. The amounts payable or provided with respect to any compensation arrangement are determined by the underlying plan or agreement. In the event of any inconsistency between the summary in the statement and the terms of the underlying plan or agreement, the applicable plan or agreement will govern. Should you have questions regarding the content of the statements, please feel free to contact Gail Epperson, Director of Compensation, at gepperson@cricketcommunications.com.

What you do matters, now more than ever. Thank you for your continued commitment to the customer and employee experience.

Rob Irving

Chief Legal & Administrative Officer

Cricket Communications, Inc.

Potential Compensation Payable to Employee

The following was prepared by Cricket Communications, Inc. (“Cricket” or the “Company”) and is a summary of certain compensation or benefits that may become payable or provided to you prior to, following or in connection with the closing of the proposed transaction with AT&T (the “Transaction”). The following is only a high-level summary of such compensation and benefits. It does not constitute any guaranty that the amounts below will become payable or a guaranty of any continued employment with Cricket or any successor thereto and you continue to remain an “at will” employee. As always, Cricket reserves the right to amend, modify or terminate any compensation or benefit plan, program or policy at any time for any reason. This information is an estimate of amounts that may become payable to you in the event of closing of the Transaction, but the actual amounts that become payable could differ based on the date the Transaction closes (due to changes in factors such as your salary, the actual number of options or other cash or equity awards that remain outstanding at that time, and changes in plan provisions, etc.). The amounts payable or provided with respect to any compensation arrangement are determined by the terms and provisions of any underlying plan or agreement governing the benefit or payment, including any requirement that you remain employed on a particular date, notwithstanding anything contained in this summary. In the event of any inconsistency between the summary below and the terms of the underlying plan or agreement, the applicable plan or agreement will govern.

For more information regarding the proposed Transaction, including potential compensation or benefits that might be payable to you in connection with the proposed Transaction, please refer to Leap’s filings with the Securities and Exchange Commission (“SEC”), including its preliminary proxy statement filed with the SEC on September 6, 2013.

Name

Title

Description of Potential Compensation	Estimated Pre- Tax Value	Comments

Potential Amounts Payable upon Closing of Proposed Transaction

Potential value of unvested Stock Options (with an exercise price less than or equal to $15 per share)		Valued at $15 per option (less the applicable exercise price), multiplied by the number of unvested options. [1] [2]

Potential value of unvested Restricted Stock or Deferred Stock Units (with a value determined based on the price of a share of Leap common stock)		Valued at $15 per share or unit, multiplied by the number of unvested shares or units. [1]

Potential value of unvested Deferred Cash Units (with a value determined based on the price of a share of Leap common stock)		Valued at $15 per unit, multiplied by the number of unvested deferred cash units. [1]

Potential value of unvested bonuses under Cash Long-Term Incentive Compensation Plan (“CLTIP”)		Represents remaining, unvested payments from 2011, 2012 and 2013 CLTIP bonuses. For 2013, represents the target amount of the potential CLITP bonus for that year, the actual amount of which will be determined based on the Company’s performance in 2013 against established metric targets.

Potential Amounts Payable Prior to or Following Closing of Proposed Transaction

Target payout under 2013 Non-Sales Bonus Plan		Represents target amount of the potential bonus for 2013, the actual amount of which will be determined based on the Company’s performance in 2013 against established performance metrics.

Potential value of Performance-Based Cash Award (with a value not determined based on the price of a share of Leap common stock)		Valued at the target amount of the award. The award will pay out on its current vesting schedule, provided you are in good standing on those dates. However, the award would immediately vest and be paid if you are terminated without “cause” or resign for “good reason” within 90 days prior to or 12 months following the closing of the proposed Transaction.

Potential value of outstanding Retention or Other Bonuses		Represents remaining, unvested bonuses to be paid in future periods, contingent on your continued employment through those periods and other terms of the applicable bonus award agreement.

Potential Amounts Payable in the Event of Qualifying Involuntary Termination Following Closing of Proposed Transaction

Potential value of severance cash benefits		Represents amount that would be paid to you in the event that you incur a qualifying involuntary termination under your severance benefits agreement or the applicable post-Closing severance plan (a “Qualifying Termination”) within one year following the closing of the proposed Transaction. The potential amount is based upon your years of service and/or position with the Company. You will not receive this severance cash benefit if you do not incur a “Qualifying Termination” within one year following the closing of the proposed Transaction.

Potential value of COBRA benefits		Represents value of continued COBRA coverage that you would receive in the event you incur a “Qualifying Termination” within one year following the closing of the proposed Transaction. The potential amount is based upon your position with the Company. You will not receive this COBRA benefit if you do not incur a “Qualifying Termination” within one year following the closing of the proposed Transaction.

Total Estimated Pre-Tax Value of Potential Compensation [3]	$ 0

Private Confidential

[1]	At the closing of the proposed Transaction, employees would also receive one non-transferable contingent value right (“CVR”) for each unexercised stock option, unvested share of restricted stock, unvested deferred stock unit or unvested deferred cash unit held by the employee at closing, at which time such stock option, share of restricted stock, stock unit or cash unit will be cancelled. Each CVR will entitle the holder to a pro rata share of the net proceeds resulting from the future sale of the 700MHz License as described in the Company’s preliminary proxy statement filed with the SEC on September 6, 2013.
[2]	Holders of unexercised options (whether vested or unvested) with an exercise price greater than $15 per share will have the opportunity to exercise such options during a period of time prior to the closing of the proposed Transaction, and subject to the closing of the proposed Transaction. Holders who choose to exercise such options will pay the difference between the per share exercise price and $15, which will entitle them to receive one CVR per share underlying such exercised options. Any such options not exercised prior to closing will be cancelled for no consideration.
[3]	The amounts set forth above have been presented without reflecting required taxes and withholding amounts that will be deducted. Certain compensation amounts associated with a “change in control” may be taxed at supplemental state and federal rates. Employees should consult with their tax or accounting advisors with any questions regarding estimated taxes to be paid. In addition, you should review important information at the beginning of this communication.

Important Additional Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Leap by AT&T. In connection with the proposed acquisition, Leap has filed a preliminary proxy statement and expects to file a definitive proxy statement on Schedule 14A with the SEC, and Leap and AT&T intend to file additional relevant materials with the SEC. STOCKHOLDERS OF LEAP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING LEAP’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a copy of the preliminary proxy statement and other relevant documents free of charge at the SEC’s web site, http://www.sec.gov, and copies of the documents filed by Leap with the SEC will be available free of charge by directing a written request to Leap Wireless International, Inc., Attn: Corporate Secretary, 5887 Copley Drive, San Diego, California 92111.

Participants in Solicitation

Leap and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Leap common stock in respect of the proposed transaction. Information regarding the interests of Leap’s directors and executive officers in the proxy solicitation are included in Leap’s preliminary proxy statement and will be included in Leap’s definitive proxy statement.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Leap may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain stockholder approval or the failure to satisfy the closing conditions, (3) the failure to obtain the necessary regulatory approvals on conditions permissible under the merger agreement, (4) risks related to disruption of management’s attention from Leap’s ongoing business operations due to the transaction and (5) the effect of the announcement of the merger on the ability of Leap to retain customers and retain and hire key personnel and maintain relationships with its suppliers operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent Leap’s views as of the date on which such statements were made. Leap anticipates that subsequent events and developments may cause its views to change. However, although Leap may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Leap’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of Leap are described in the risk factors included in Leap’s filings with the SEC, including Leap’s 2012 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.

Private Confidential